Exhibit 10.18

OFFICE LEASE

601 GATEWAY BOULEVARD

GATEWAY CENTER, LLC,

a Delaware limited liability company,

as Landlord,

and

HYPERION THERAPEUTICS, INC.

a Delaware corporation,

as Tenant.

i

EXHIBITS

A	OUTLINE OF PREMISES

B	TENANT WORK LETTER

C	FORM OF NOTICE OF LEASE TERM DATES

D	RULES AND REGULATIONS

E	FORM OF TENANTS’S ESTOPPEL CERTIFICATE

F	STANDARDS FOR UTILITIES AND SERVICES

G	FORM OF LETTER OF CREDIT

ii

Additional Rent	10
Alterations	21
Bank Prime Loan	47
Base Building	22
Base Rent	10
Base Year	10
Base Year Prop 13 Taxes	15
Brokers	54
Building	5
Building Common Areas	5
Building Common Areas	5
Building Direct Expenses	10
Building Hours	18
Building Operating Expenses	10
Building Tax Expenses	10
Common Areas	4
Cost Pools	15
Direct Expenses	11
Eligibility Period	20
Estimate	16
Estimate Statement	16
Estimated Excess	16
Excess	16
Expense Year	10
Force Majeure	52
Gateway Center	54
Hazardous Substance	18
Holidays	18
HVAC	18
Landlord	1
Landlord Parties	26
Landlord Repair Notice	29
Lease	1
Lease Commencement Date	6

Lease Expiration Date	6
Lease Term	6
Lease Year	6
Lines	55
Mail	49
Notices	49
Operating Expenses	11
Original Improvements	28
Other Improvements	54
Premises	4
Project	4
Project Common Areas	5
Project	5
Proposition 13	14
Reassessment	15
Renovations	55
Rent	10
Rent Commencement Date	6
rentable square feet	5
Security Deposit	43
Statement	16
Subject Space	32
Summary	1
Tax Expenses	11
Tenant	1
Tenant Work Letter	4
Tenant’s Share	15
Transfer	32
Transfer Agreement	35
Transfer Notice	32
Transfer Premium	32
Transferee	32
Transfers	32

iii

601 GATEWAY BOULEVARD

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between GATEWAY CENTER, LLC, a Delaware limited liability company (“Landlord”), and HYPERION THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date	September 6, 2007

2. Premises (Article 1).

2.1 Building:	601 Gateway Boulevard, South San Francisco, California, consisting of 215,773 rentable square feet of space.

2.2 Premises:	12,215 rentable square feet of space located on the Second (2nd) floor of the Building and commonly known as Suites 200 and 250, as further set forth in Exhibit A to the Office Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	Four (4) years.

3.2 Anticipated Lease Commencement Date:	The date upon which the “Tenant Improvements” (as defined in Exhibit B attached hereto) are “Substantially Completed” (as defined in Exhibit B attached hereto) and are delivered to Tenant for occupancy, which Lease Commencement Date is anticipated to be November 15, 2007.

3.3 Anticipated Rent Commencement Date:	November 15, 2007.

3.4 Anticipated Lease Expiration Date:	November 30, 2011.

4. Base Rent (Article 3):

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rental Rate Per Rentable Square Foot
First Lease Year	$425,082.00	$35,423.50	$34.80
Second Lease Year	$439,740.00	$36,645.00	$36.00
Third Lease Year	$454,398.00	$37,866.50	$37.20
Fourth Lease Year	$469,056.00	$39,088.00	$38.40

5. Base Rent (Article 4):	Calendar year 2007.

6. Tenant’s Share (Article 4):	5.6610%.

7. Permitted Use (Article 5):	General office use and incidental related legal uses.

8. Security Deposit (Article 21):	$300,000.00, which shall be in the form of a letter of credit, as specified in Article 21. As of the commencement of the Twenty-Fifth (25th) and Thirty-Seventh (37th) full calendar month of the Lease Term, Tenant may request in writing of Landlord that the letter of credit amount be reduced by One Hundred Thousand Dollars ($100,000.00) on each such date, provided that prior to each such date Tenant has not been in monetary default of this Lease, all as specified in Article 21.

9. Address of Tenant (Article 28):	Hyperion Therapeutics, Inc. 847 Sansome Street, Third Floor San Francisco, CA 94111 Attention: George Jue (Prior to Rent Commencement Date) and

Hyperion Therapeutics 601 Gateway Boulevard, Suite 200 South San Francisco, CA 94080 Attention: George Jue (After Rent Commencement Date)

10. Address of Landlord (Article 28):	See Article 28 of the Lease.

11. Broker(s) (Section 29.24):	NAI BT Commercial representing Landlord CB Richard Ellis representing Tenant

12. Tenant Improvement Allowance (Exhibit B):	$244,300.00 (i.e., $20.00 per rentable square foot of the Premises multiplied by 12,215 rentable square feet).

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit A is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1,1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The Premises shall be delivered to Tenant with all electrical service, plumbing (including water and waste plumbing), and HVAC serving and located in the Premises (hereinafter, the “Base Building Systems”) in operating condition and working order. In the event Landlord has actual knowledge or receives from Tenant Notice, prior to the Commencement Date, of a problem with the operating condition or working order of any such Base Building Systems, Landlord will promptly proceed to correct or remediate such condition in such manner as Landlord determines is appropriate to cure such condition. Subject to the foregoing, Landlord shall have no liability to Tenant, and Tenant shall have no remedy, for a breach of the foregoing covenant, and no such condition shall operate to otherwise delay the Commencement Date or otherwise affect the validity of this Lease. Except as specifically set forth above with respect to the operating condition of the Base Building Systems in the Premises, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair. Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that (i) the Premises are not new, (ii) that Landlord is providing Tenant with the Tenant Improvement Allowance in order that Tenant may repair and refurbish the Premises, (iii) that other than providing the Tenant Improvement Allowance, and agreeing that the Base Building Systems serving and located in the Premises, as specified above, will be in operating condition and working order, Tenant has agreed to accept the Premises in “AS IS WHERE IS” condition and repair, and (iv) that Tenant, as part of the Tenant Improvement Allowance, or otherwise at its sole cost and expense, shall be responsible for repairing or replacing any damaged or broken ceiling lighting, electrical outlets, ceiling tiles, casework, doors, or other items in the Premises. Notwithstanding the foregoing, Landlord shall be responsible, for a period of six (6) months following the Commencement Date, for providing that any Base Building systems serving the Premises (for example, the HVAC system, or the electrical system, serving the Premises), as well as any structural components of the Building, are in good working order and repair.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project known as “Gateway Center.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) those certain other office buildings located in the vicinity of the Building and known as 611 and/or 651 Gateway Boulevard, respectively, and the land upon which such office buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord, which Project Common Areas may include, from time to time, in Landlord’s sole discretion, a conference center and other amenities. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord in accordance with Section 6.1.7 herein and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that Landlord shall use commercially reasonable efforts not to materially and adversely affect Tenant’s operations in, or access to, the Premises as a result thereof.

1.2 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” in the Premises and the Building, as the case may be, shall be calculated pursuant to Landlord’s then current method for measuring rentable square footage. Landlord and Tenant hereby stipulate and agree that the rentable area of the Premises is as set forth in Section 2.2 of the Summary. Notwithstanding the foregoing, if Landlord, at its option, re-measures the Premises in connection with a re-measurement of the Building to determine the exact amount of rentable area contained therein pursuant to Landlord’s then current method for measuring rentable square footage, or if the rentable area of the Premises and/or the Building shall hereafter change due to subsequent alterations and/or other modifications to the Premises and/or the Building, then the rentable area of the Premises and/or the Building, as the case may be, shall be appropriately adjusted as of the date of such re-measurement or such alteration or other modification, based upon the written verification by Landlord’s space planner of such revised rentable area. In the event of any such adjustment to the rentable area of the Premises, and/or the Building, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the amounts of the “Rent” and the “Security Deposit,” as those terms are defined in Article 4 and Article 21 of this Lease, respectively, and “Tenant’s Share,” as that term is defined in Section 4.2.9 of this Lease) shall be modified in accordance with such determination; provided, however, if any such adjustment to the rentable area of the Premises and/or Building results from a re-measurement thereof conducted at Landlord’s option, then, notwithstanding anything to the contrary contained in this Section 1.2, “Base Rent,” as defined in Article 3 of this Lease, shall not be modified in accordance with such determination,

ARTICLE 2

LEASE TERM

2.1 Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall commence on the “Lease Commencement Date,” as that term is defined below, and shall terminate on the “Lease Expiration Date,” as that term is defined below, unless this Lease is sooner terminated as hereinafter provided. If Landlord is unable for any reason to deliver possession of the Premises to Tenant on the Anticipated Lease Commencement Date set forth in Section 3.2 of the Summary, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder: provided, however, that, subject to Force Majeure, in the event that Landlord has not “Substantially Completed” (as defined in Exhibit B attached hereto) the “Tenant Improvements” (as defined in Exhibit B attached hereto) and delivered the Tenant Improvements to Tenant within three (3) months following Landlord’s obtaining of a “Building Permit” (as defined in Exhibit B attached hereto) for the Tenant Improvements, Tenant may, upon not less than ten (10) business days prior written notice to Landlord, elect to terminate this Lease, unless Landlord shall, within such ten business day period, deliver to Tenant the Premises with the Tenant Improvements Substantially Completed. Landlord hereby agrees to use commercially reasonable efforts to diligently proceed to obtain a Building Permit in accordance with the procedure outlined in Exhibit B attached hereto. Notwithstanding anything to the contrary contained in Section 3.2 of the Summary or elsewhere in this Lease, the “Lease Commencement Date” shall be the date upon which the Tenant Improvements are Substantially Completed and are delivered to Tenant for occupancy (which Tenant acknowledges may occur before, on or after the Anticipated Lease Commencement Date set forth in Section 3.2 of the Summary). Notwithstanding anything to the contrary contained in Section 3.3 of the Summary or elsewhere in this Lease, Landlord and tenant hereby agree that the “Rent Commencement Date” shall be the Lease Commencement Date. Notwithstanding anything to the contrary contained in Section 3.4 of the Summary or elsewhere in this Lease, the “Lease Expiration Date” shall be as follows: (A) if the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fourth (4th) anniversary of the Lease Commencement Date; or (B) if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fourth (4th) anniversary of the Lease Commencement Date occurs. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12)

month period during the Lease Term, provided that the first Lease Year shall include any partial month at the commencement of the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof; provided, however, Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

2.2 Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) and any Permitted Transferee one (1) option to extend the Lease Term for a period of three (3) years (“Option Term”). The Option Term shall be exercisable only by written notice delivered by the Original Tenant or a Permitted Transferee to Landlord as provided in Section 2.2.2 below, provided that, as of the date of delivery of such notice, this Lease is in full force and effect, and there is no default by the Original Tenant or a Permitted Transferee under Section 19.1 of this Lease. The rights contained in this Section 2.2 shall be personal to the Original Tenant or a Permitted Transferee and may be exercised only by the Original Tenant and a Permitted Transferee (and not by any other assignee, sublessee or other Transferee, as that term is defined in Section 14.1, of the Original Tenant’s interest in this Lease). Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the Lease Term there is no default under Section 19.1 of this Lease by the Original Tenant or a Permitted Transferee under this Lease and the other conditions to exercise of such option to extend listed in this Section 2.2 are still true, the Lease Term, as it applies to the Premises, shall be extended for a period of three (3) years.

2.2.1 Exercise of Option. If Tenant wishes to exercise the Option Term contained in this Section 2.2, then the Original Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term stating that the Original Tenant is exercising its option for the entire Premises.

2.2.2 Base Rent During Option Term. The Base Rent payable during the Option Term shall be adjusted to equal the fair rental renewal value (as herein defined) for the Premises as of the date of the commencement of the Option Term pursuant to the procedures set forth herein.

(i) Fair rental renewal value shall mean the monthly Base Rent per square foot of rentable area prevailing for lease renewals for “Comparable Renewal Space” as of the date the Option Term commences, multiplied by the rentable area of the Premises.

(ii) Comparable Renewal Space means space in newer (built since 1990) Class A high rise office buildings in the cities of South San Francisco and Brisbane that is comparable to the Premises, the lease for which is then being or has recently been renewed.

(iii) In determining fair rental renewal value, the following factors shall be taken into account: (a) the amount of tenant improvement allowances provided for the Comparable Renewal Space, but only to the extent the quality level of the improvements in the Comparable Renewal Space after refurbishment exceeds the quality level of existing improvements in the Premises; (b) the usability of the existing improvements in the Premises in comparison with the usability of the existing improvements in the Comparable Renewal Space; (c) the size, location and the floor level of the Premises compared with the Comparable Renewal Space; and (d) the duration of the Option Term in relationship to the duration of the renewal term for the Comparable Renewal Space.

(iv) Landlord shall notify Tenant of its determination of fair rental renewal value on or about the commencement of the Option Term. If Tenant in good faith disputes Landlord’s determination of fair rental renewal value and if such dispute is not resolved by negotiation between the parties within thirty (30) days after Landlord’s notice is given, fair rental renewal value shall be as determined by appraisal as provided below. Tenant shall pay Base Rent when due based on Landlord’s determination of fair rental renewal value, subject to retroactive adjustment between the parties in the event the determination by appraisal is different from Landlord’s determination.

(v) If fair rental renewal value is to be determined by appraisal, within ten (10) business days after the expiration of the thirty (30) day negotiation period, Landlord and Tenant shall each appoint as an appraiser a real estate broker with at least five (5) years of recent continuous experience in leasing office space in South San Francisco or a similarly qualified real estate appraiser, and give notice of such appointment to the other. If either Landlord or Tenant shall fail timely to appoint an appraiser, the appointed appraiser shall select the second appraiser within ten (10) business days after the failure of Landlord or Tenant, as the case may be, to appoint. Such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their determination of fair rental renewal value based on the standards set forth in subparagraph (iii) above, as applicable, and submit their appraisal reports separately and in writing to Landlord and Tenant. If Landlord and Tenant do not mutually approve one of the two determinations within fifteen (15) days thereafter, the two appraisers shall, within ten (10) business days after expiration of the fifteen (15) day period, appoint a third appraiser who shall be similarly qualified. If the two appraisers shall be unable to agree timely on the selection of a third appraiser then either appraiser, on behalf of both, may request such appointment by such neutral arbitration provider as both parties shall agree to. Such appraiser shall, within thirty (30) days after his or her appointment, make an independent determination of fair rental renewal value based on the standards set forth in subparagraph (iii) above, as applicable, and shall select the one of the determinations by the other two appraisers that is the closer to his or her determination. Fair rental renewal value shall be that set forth in the determination so selected. Landlord and Tenant shall each pay the fees of their respective appraisers and the fees of the third appraiser shall be paid one-half by Landlord and one-half by Tenant. Base Rent for the Option Term determined in accordance with this Section 2.2.3 shall be payable in accordance with the provisions of Article 3.

2.3 Phased Possession. Landlord hereby agrees that Tenant may occupy a portion of the Premises during the period that Landlord is constructing the Tenant Improvements in the other portion of the Premises pursuant to Exhibit B attached hereto (hereinafter, the “Phased Possession.”) Landlord and Tenant hereby acknowledge and agree that (i) the portion of the Premises, and (ii) the size of such portion of the Premises, to be occupied by Tenant during such Phased Possession has yet to be determined, and that once Landlord and Tenant have determined the portion of the Premises, and the size of such portion of the Premises, and Landlord is prepared to commence the Tenant Improvements in the Premises, Landlord shall provide Tenant with written Notice that a portion of the Premises is available for Tenant’s Phased Possession (hereinafter, the “Phase I Premises”) and thereafter Tenant may enter into possession of the Phase I Premises prior to the Commencement Date of this Lease.

During the period that Tenant is in possession of the Phase I Premises, Landlord shall be constructing the Tenant Improvements in the remainder of the Premises (hereinafter, the “Phase II Premises.”) Once Landlord Substantially Completes construction of the Tenant Improvements in the Phase II Premises, Tenant shall move into the Phase II Premises as quickly as reasonably practicable, and Landlord shall proceed to Substantially Complete construction of the Tenant Improvements in the Phase I Premises. Tenant hereby agrees that it shall not in any way interfere with the progress of Landlord’s work in the Premises by such Phased Possession, Once the Tenant Improvements are Substantially Completed in both the Phase I Premises and the Phase II Premises, Landlord shall deliver the entire Premises to Tenant as specified in Exhibit B attached hereto.

During any period of Phased Possession that Tenant occupies all or any portion of the Premises, Tenant shall pay Base Rent in accordance with the Annual Base Rental Rate Per Rentable Square Foot specified for the First Lease Year as set forth in Section 4 of the Summary, multiplied by number of rentable square feet of the Premises occupied by Tenant, as Landlord shall reasonably determine. In addition, during the course of such Phased Possession, all the terms and conditions of this Lease, except for Lease commencement, shall apply, particularly with reference to indemnity by Tenant of Landlord under Article 10 herein for all occurrences within or about the Phase I Premises and/or the Phase II Premises, as applicable (whichever the Tenant is occupying); provided, however, that during any such Phased Possession, Landlord shall not be required to provide any janitorial services to the Premises, and Tenant hereby acknowledges and agrees that some or all of the other services that Landlord provides to the Premises as specified in Article 6 and Exhibit F, respectively, below, may be interrupted or delayed as a result of Landlord’s construction work in the Premises, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities set forth in Article 6 and Exhibit F during any period of Phased Possession.

2.4 Right of First Offer. When the existing tenant’s lease expires in July of 2009 on Suite 210 (the “Offer Space”), Landlord shall give written notice to Tenant (the “Offer Notice”) that such Offer Space is available for lease. Landlord’s Offer Notice shall specify the size of the Offer Space, when the Offer Space will be available for lease, the term of the lease of such Offer Space, any tenant improvement allowance or other economic inducements offered in connection with the Offer Space, and the Base Rent for the Offer Space. Tenant shall have five (5) business days following receipt of the Offer Notice to notify Landlord in writing of whether or not Tenant wishes to lease the Offer Space on the terms and conditions set forth in the Offer Notice. In the event that Tenant shall fail to respond to the Offer Notice in writing within such five (5) business day period, or shall respond in writing but propose different terms for the lease of the Offer Space than those specified in the Offer Notice, including without limitation a different term, size or rental rate, Landlord shall have no obligation to lease the Offer Space to Tenant and may thereafter lease the Offer Space to any other interested party on whatever terms and conditions Landlord shall desire, in its sole and absolute discretion, notwithstanding the terms set forth in the Offer Notice. In the event that, following receipt of the Offer Notice, Tenant shall fail to lease the Offer Space, Landlord shall have no further obligation to Tenant with respect to any Offer Space and the rights granted herein shall be null and void and of no further force or effect. In the event that Tenant timely and properly responds to the Offer notice and agrees to lease the Offer Space on the terms and conditions contained therein, Landlord and Tenant agree to execute an amendment to this Lease, including the Offer Space within the Premises and otherwise amending the terms and provisions hereof to include the provisions of the Offer Notice herein.

ARTICLE 3

BASE RENT

Commencing on the Rent Commencement Date, Tenant shall pay, without prior notice or demand, to Boston Properties – Bank of America, c/o Gateway Center, File No. 73807, P.O. Box 60000, San Francisco, California 94160-3669, or, at Landlord’s option, to such other party or at such other place as Landlord may from time to time designate at least five (5) business days’ in advance in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Terra at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Building Direct Expenses,” as those terms are defined in Sections 4.2.9 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Building Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Building Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.6 below, below Building Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Landlord may upon expiration of the Lease Term deliver to Tenant an estimate of any Base Rent, Additional Rent or other obligations outstanding, and Landlord may either deduct such amount from any funds otherwise payable to Tenant upon expiration or require Tenant to pay such funds immediately. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 4.4, below.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Building Direct Expenses” shall mean “Building Operating Expenses” and “Building Tax Expenses,” as those terms are defined in Sections 4.2.3 and 4.2.4, below, respectively.

4.2.3 “Building Operating Expenses” shall mean the portion of “Operating Expenses,” as that term is defined in Section 4.2.7 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.4 “Building Tax Expenses” shall mean that portion of “Tax Expenses”, as that term is defined in Section 4.2.8 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.5 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.6 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Building Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.7 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below), restoration (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below) or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below), below), renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord (including, without limitation, commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood and other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or Project or any holder of a mortgage, trust deed or other encumbrance now or hereafter in force against the Building or Project or any portion thereof); (iv) the cost of landscaping, decorative lighting, relamping, existing fountains, existing sculptures, existing bridges and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair, restoration (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below), and maintenance, including, without limitation, resurfacing (subject to Subparagraph (xiii), below), repainting, restriping and cleaning; (vi) fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees (including, without limitation, any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all contractors, engineers, consultants and all other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, administration, maintenance and repair of the Building and the Project; (vii) payments under any equipment rental agreements or management agreements (including the cost of any actual or charged management fee and the actual or charged rental of any management office space); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below) of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below), maintenance and replacement of curbs and walkways (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below), below), repair to roofs and re-roofing (to the extent involving a capital expenditure, subject to Subparagraph (xiii), below); (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation, cleaning or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.8, below; (xv) advertising, marketing and promotional expenditures incurred in connection with the Project, including, without limitation, costs of signs in, on or about the Project identifying or promoting the Project; and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project or related to the use or operation of the Project.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to electrical costs be less than the components of Direct Expenses related to electrical costs in the Base Year.

Notwithstanding the foregoing, Operating Expenses shall not include (1) the costs of repair to the Building and the Project and other costs and expenses to the extent that Landlord is actually reimbursed by insurance or warranty proceeds; (2) the costs of marketing or advertising, real estate brokerage and leasing commissions and legal fees incurred in negotiating and preparing lease documents related to the Building and the Project; (3) the cost of altering, improving or renovating space in the Building and the Project which is not Common Area and does not serve the Building or the Project as a whole or tenants generally; (4) the cost of utilities, special services and other benefits (including but not limited to after-hours HVAC, supplemental condenser water, etc.) provided to any one tenant of the Building or the Project but not generally provided to all tenants of the Building or the Project; (5) improvements made for tenants or other occupants in the Building or the Project or incurred in renovating or otherwise improving, decorating, painting, or redecorating vacant space for tenants or other occupants of the Building or the Project; (6) depreciation charges, except as otherwise stated hereinabove; (7) principal, interest, points and fees on debt or amortization payments on any real property mortgages or deeds of trust; (8) ground rental payments; (9) expenses (including legal fees and related costs) incurred in enforcing obligations of tenants of the Building or the Project; (10) costs paid to Landlord or to affiliates of Landlord for services in the Building or the Project to the extent the same materially exceed or would materially exceed the costs for such services if rendered by first class unaffiliated third parties on a competitive basis (other than the management fee paid to Landlord’s affiliate, which shall not be included in this exclusion); (11) costs, other than those incurred in ordinary maintenance, for sculpture, paintings or other objects of art; (12) costs of correcting defects in any portion of the Building or the Project due to faulty design or construction (other than by Tenant); (13) interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner unless such failure is commercially reasonable under the circumstances; (14) the cost of any political or charitable donations or contributions; (15) electric power costs for which any tenant directly contracts with the local public service company; (16) any reserve for future Building repair or replacement or any contingency fund; (17) costs associated with the operation of the business of the corporation which constitutes Landlord, as the same are distinguished from the costs of operation of the Building or the Project, including corporate accounting and legal matters; (18) costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be the issue); (19) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or the Project; and (20) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes respecting Landlord other than in connection with Building or the Project operations.

Landlord hereby represents and warrants to Tenant that Landlord has not received any notice from any governmental authority having jurisdiction over the Project that the Premises, Building or Project is (a) not in compliance with the ADA (as defined in Section 24.2, below), or (b) not in compliance with the statutes, laws and regulations pertaining to Hazardous Substances (as defined in Section 5.2, below).

4.2.8 Taxes.

4.2.8.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Tax Expenses for any calendar year shall be Tax Expenses which are due for payment or paid in such year, rather than Tax Expenses which are assessed or become a lien during such year.

4.2.8.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.8.3 Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord promptly following Landlord’s written demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2,8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.8.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be deducted from Tax Expenses nor included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses nor refunded to Tenant, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that the preceding sentence is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13. Notwithstanding the foregoing, upon a reassessment of the Building and/or the Project pursuant to the terms of Proposition 13 (a “Reassessment”) occurring after the Base Year which results in a decrease in

Tax Expenses, the component of Tax Expenses for the Base Year which is attributable to the assessed value of the Building and/or the Project under Proposition 13 prior to the Reassessment (without taking into account any Proposition 8 reductions) (the “Base Year Prop 13 Taxes”) shall be reduced, if at all, for the purposes of comparison to all subsequent Expense Years (commencing with the Expense Year in which the Reassessment takes place) to an amount equal to the real estate taxes based upon such Reassessment, and if thereafter, in connection with a subsequent Reassessment, the assessed value of the Building and/or the Project under Proposition 13 shall increase, the current Base Year Prop 13 Taxes shall be increased for purposes of comparison to all subsequent Expense Years (commencing with the Expense Year in which the Reassessment takes place) to an amount equal to the lesser of the original Base Year Prop 13 Taxes and an amount equal to the real estate taxes based upon such Reassessment.

4.2.9 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises, as set forth in Section 2.2 of the Summary, by 100, and dividing the product by the total number of rentable square feet in the Building. If Tenant’s Share shall be adjusted in accordance with section 1.2, above, at any time after the Base Year, then, as to the Expense Year in which the change occurs, Tenant’s Share for such Expense Year shall be determined on the basis of the number of days during such Expense Year that such Tenant’s Share was in effect.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project {i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Building Direct Expenses for such Expense Year exceeds Tenant’s Share of Building Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due or within thirty (30) days, whichever is earlier, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below. If the amounts paid by Tenant during an Expense Year as Estimated Excess exceed the Excess for such Expense Year, then such difference shall be reimbursed by Landlord to Tenant, provided that any such reimbursement, at Landlord’s option, may be credited against the Additional Rent next coming due under this Lease unless the Lease Term has expired, in which event Landlord shall refund the appropriate amount to Tenant. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall promptly pay to Landlord such amount. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay thirty (30) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall promptly following Landlord’s written demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements installed in the Premises by or for the benefit of Tenant, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or unreasonably annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the

Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. Tenant shall not cause or permit any “Hazardous Substance,” as that term is defined below, to be kept, maintained, used, stored, produced, generated or disposed of (into the sewage or waste disposal system or otherwise) on or in the Premises by Tenant or Tenant’s agents, employees, contractors, invitees, assignees or sublessees, without first obtaining Landlord’s written consent; provided that Tenant may use and store within the Premises normal and customary office and cleaning supplies that may contain Hazardous Substances, in normal and customary amounts, provided that such office and cleaning supplies are stored in their original containers and are used and disposed of in accordance with all applicable laws and regulations pertaining thereto. Tenant shall immediately notify, and shall direct Tenant’s agents, employees contractors, invitees, assignees and sublessees to immediately notify, Landlord of any incident in, on or about the Premises, the Building or the Project that would require the filing of a notice under any federal, state, local or quasi-governmental law (whether under common law, statute or otherwise), ordinance, decree, code, ruling, award, rule, regulation or guidance document now or hereafter enacted or promulgated, as amended from time to time, in any way relating to or regulating any Hazardous Substance. As used herein, “Hazardous Substance” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of California, or the United States government. “Hazardous Substance” includes any and all material or substances which are defined as “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substance” also includes asbestos, polychlorobiphenyls (i.e., PCB’s) and petroleum.

5.3 Landlord’s Representation. Landlord represents the following as of the delivery of the Premises to Tenant:

5.3.1 Landlord has received no notice that any Hazardous Substance condition at, on, under, about, or otherwise affecting the Premises or the Project violates any applicable law or regulation.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the services specified below and on Exhibit F attached hereto, on all days (unless otherwise stated below or in Exhibit F) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.1.2 Landlord shall provide electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment) for lighting and power suitable for the Permitted Use as determined by Landlord, provided that Tenant’s electrical usage shall be subject to applicable laws and regulations. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, including on the Holidays, except in the event of emergency, and shall provide nonexclusive, non-attended automatic passenger escalator service during Building Hours only.

6.1.5 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.6 Landlord shall provide customary weekday janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and customary occasional window washing services, each in a manner consistent with other Class “A” office buildings located in the vicinity of the Project.

6.1.7 Subject to the provisions of Articles 11 (Damage and Destruction) and 13 (Condemnation) hereof and except for damage caused by any act or omission of Tenant or Tenant’s employees, agents, contractors or invitees, Landlord, as part of Operating Expenses, shall maintain the Common Areas in good order, condition and repair and shall keep the foundation, (including slabs and slab repairs, crack filling and joint repairs), roof, building systems, structural supports and exterior walls, windows and doors of the improvements on the Project in good order, condition and repair. Landlord shall not be obligated to maintain or repair interior windows, doors or plate glass. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord under the terms of this Lease is required to maintain or repair.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease, If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and

Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, promptly following Landlord’s written demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any dedicated computer room or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. Landlord shall have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance. If Tenant requests any such additional services, then Tenant shall pay to Landlord the cost of such additional services, including Landlord’s standard fee for its involvement with such additional services, promptly upon being billed for same.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

Notwithstanding the foregoing, in the event of any failure to furnish any such service, which is caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, then Tenant shall give Landlord notice of such failure to furnish any such service, and if such failure to furnish any service continues for seven (7) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for any failure to furnish any service which is caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors. Except as provided in this Section 6.3, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor and floor coverings of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear and damage by casualty or beyond the reasonable control of Tenant; provided however, that, Landlord shall have the exclusive right, at Landlord’s option, but not the obligation, and upon reasonable notice to Tenant, to make such repairs and replacements, and Tenant shall pay to Landlord the cost thereof, including Landlord’s standard fee for its involvement with such repairs and replacements, promptly upon being billed for same. Landlord and Tenant hereby agree that Landlord’s standard fee shall be equal to ten percent (10%) of the first one hundred thousand dollars ($100,000.00) of costs and five percent (5%) of all costs in excess of that amount. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make or suffer to be made any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant in accordance with the terms and conditions of this Article 8, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable. In the event that Tenant desires to determine whether or not it shall be responsible for removing any Alteration it proposes to construct or have constructed in the Premises, Tenant shall send a Notice in writing to Landlord, at the time it requests Landlord’s consent to any Alteration, requesting that Landlord inform it whether or not Tenant will have the responsibility for removing the proposed Alteration upon the expiration or earlier termination of the Lease Term and restoring the Premise to the condition existing prior to the installation of the Alteration, normal wear and tear and damage from casualty excepted. In the event that Landlord responds to Tenant in writing in the affirmative, or fails to respond to Tenant within ten (10) days following Landlord’s receipt of Tenant’s Notice, it shall be deemed that Tenant shall have the obligation to remove the proposed Alteration upon the expiration or earlier termination of the Lease Term and to restore the Premise to the condition existing prior to the installation of the Alteration, normal wear and tear and damage from casualty excepted. In the event that Tenant fails to timely request that Landlord notify it whether or not the Tenant shall have the obligation to remove the proposed Alteration upon the expiration or earlier termination of the Lease Term, Landlord may make such determination at the end of the Lease Term. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8. Notwithstanding the foregoing, Tenant shall be permitted to make alterations to the Premises throughout the Lease Term which (i) do not affect the Base Building (including, without limitation, any structural elements of the Building) and (ii) do not affect any Base Building systems (including, without limitation, any mechanical, plumbing, electrical or HVAC systems serving the Building), and (iii) are not visible from the exterior of the Premises, and (iv) do not require a building permit or other governmental approvals, without Landlord’s prior written consent (hereinafter, “Tenant’s Alterations”), in accordance with the terms and provisions of Section 8.6, below.

8.2 Manner of Construction. Landlord shall have the exclusive right, at Landlord’s option, but not the obligation, to make the Alterations at Tenant’s sole cost and expense. Prior to the commencement of construction of any Alterations or repairs, Tenant shall submit to Landlord, for Landlord’s review and approval in its reasonable discretion, all plans, specifications and working drawings relating thereto. Tenant, at its sole cost and expense, shall retain an architect/space planner selected by Tenant, and reasonably approved by Landlord, to prepare such plans, specifications and working drawings; provided that, Tenant shall also retain the engineering consultants designated by Landlord to prepare all plans and engineering working drawings, if any, relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety and sprinkler work of the Alterations. Tenant shall cause each architect/space planner and engineer retained by Tenant to follow Landlord’s standard construction administration procedures and to utilize the standard specifications and details for the Building, all as promulgated in writing by Landlord from time to time. Tenant and Tenant’s architect/space planner shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the “Base Building” plans, and Tenant and Tenant’s architect/space planner shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith, In addition, at Landlord’s option, Landlord may submit Tenant’s plans, specifications and working drawings to a third-party architect and/or engineer, selected by Landlord, for their review, at Tenant’s sole cost and expense. Landlord’s review of plans, specifications and working drawings as set forth in this Section 8.2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with applicable building codes or other like matters. Accordingly, notwithstanding that any plans, specifications or working drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the plans, specifications and working drawings for the Alterations, and Tenant’s waiver and indemnity set forth in Section 10.1 of this Lease, below, shall specifically apply to the plans, specifications and working drawings for the Alterations. Following Landlord’s approval in its reasonable discretion of all plans, specifications and working drawings for the Alterations, a contractor to construct the Alterations shall be selected by Tenant from the list of contractors approved by Landlord. Landlord shall provide to Tenant an itemized statement of costs, as set forth in the proposed contract with such contractor. Tenant shall approve and deliver to Landlord the itemized statement of costs provided to Tenant in accordance with this Section 8.2, and upon receipt of such itemized statement of costs by Landlord, Landlord shall be released by Tenant (i) to retain the contractor who submitted such itemized statement of costs, and (ii) to purchase the items set forth in such itemized statement of costs and to commence the construction relating to such items. Landlord hereby assigns to Tenant all warranties and guaranties by the contractor selected in accordance with this Section 8.2 to construct the Alterations, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Alterations. In the event Tenant requests any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. As used in this Lease, the “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any Alterations for which Tenant is responsible, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations in CAD format as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. Tenant shall pay to Landlord, within ten (10) business days after being billed for the same, all costs related to the construction of the Alterations, including, without limitation, the following items and costs: (i) all amounts actually paid by Landlord to any architect/space planner, engineer, consultant, contractor, subcontractor, mechanic, materialman or other person, whether retained by Landlord or Tenant, in connection with the Alterations, and all fees incurred by, and the actual cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of all plans, specifications and working drawings for the Alterations; (ii) all plan check, permit and license fees relating to construction of the Alterations paid by Landlord; (iii) the cost of any changes in the Base Building when such changes are required by any plans, specifications or working drawings for the Alterations (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred by Landlord in connection therewith; (iv) the cost of any changes to the plans, specifications and working drawings for the Alterations or to the Alterations themselves required by all applicable zoning and building codes and other laws and paid by Landlord; (v) sales and use taxes and Title 24 fees imposed on, assessed against or paid by Landlord; (vi) Landlord’s standard fee for its involvement with such Alterations; and (vii) all other costs incurred by Landlord in connection with the construction of the Alterations. Landlord, at its option, may render bills to Tenant in advance of, or during, construction of the Alterations so as to enable Landlord to pay all costs and expenses incurred by Landlord in connection with the Alterations (including, without limitation, costs of the contractor retained to construct the Alterations) without advancing Landlord’s own funds. At Landlord’s election in its sole and absolute discretion, Tenant shall deliver to Landlord prior to commencement of construction of the Alterations cash in an amount equal to all estimated costs related to the construction of such Alterations, or such lesser amount as Landlord shall specify, to be held by Landlord and disbursed by Landlord for costs related to the construction of the Alterations as such costs are incurred. In the event that, after Tenant’s approval of a cost proposal for the Alterations in accordance with Section 8.2, above, any revisions, changes or substitutions shall be made to the plans, specifications and working drawings or the Alterations, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord promptly upon Landlord’s written request. Any surplus funds delivered by Tenant and held by Landlord in connection with the Alterations shall be refunded to Tenant when the all costs related to the construction of the Alterations have been paid in full.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that any Alterations are made pursuant to this Article 8, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; provided, however, Landlord may, Landlord may, (i) by written notice to Tenant or otherwise as specified in Section 8.1, above, or (ii) in the case of Tenant’s Alterations, by the procedure specified in Section 8.6.5, below, or (iii) given within a reasonable time following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installment of such Alterations or improvements or, at Landlord’s election, to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises to their condition existing prior to the installment of such Alterations or improvements or, if elected by Landlord, to a building standard tenant improved condition as determined by Landlord, prior to the expiration or earlier termination of this Lease, then Rent shall continue to accrue under this Lease in accordance with Article 16, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease, except and to the extent caused by the negligence or willful misconduct by Landlord, its employees, agents or contractors, for which Tenant shall not be responsible.

8.6 Tenant’s Alterations. Notwithstanding the foregoing, Tenant shall be permitted to make Tenant’s Alterations to the Premises throughout the Lease Term which (i) do not affect the Base Building (including, without limitation, any structural elements of the Building) and (ii) do not affect any Base Building systems (including, without limitation, any mechanical, plumbing, electrical or HVAC systems serving the Building) and (iii) are not visible from the exterior of the Premises, and (iv) do not require a building permit or other governmental approvals, without Landlord’s prior written approval, provided the following provisions are met:

8.6.1 All such Tenant’s Alterations to the Premises shall be paid for solely by Tenant, and shall not exceed in cost, in the aggregate, Forty Thousand Dollars ($40,000.00) over the Lease Term without Landlord’s prior written approval.

8.6.2 The general contractor to construct Tenant’s Alterations shall be selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld or delayed; provided that such general contractor shall be a California licensed general contractor with experience in constructing improvements similar to the Tenant’s Alterations in office buildings similar to the Building, and shall carry the insurance specified in Section 8.4. Tenant shall provide Landlord with a certificate of insurance prior to commencing any such Tenant’s Alterations.

8.6.3 Tenant shall provide Landlord with not less than twenty (20) days prior written notice of the commencement of such Tenant’s Alterations so that Landlord may post notices of non-responsibility with respect to such Tenant’s Alterations;

8.6.4 All such Tenant’s Alterations shall be constructed in accordance with the plans and specifications therefore and in conformance with all applicable building codes and other laws, rules, and regulations pertaining thereto. Tenant, its general contractor and all subcontractors shall comply with all reasonable rules and regulations imposed by Landlord in connection with any Tenant’s Alterations. Tenant shall have the Tenant’s Alterations performed in such manner so as not to obstruct access to the Building or any portion thereof, or any other tenant of the Building, and so as not to obstruct the business of Landlord or other tenants in the Building.

8.6.5 Tenant shall send a Notice (the “Removal Notice”) in writing to Landlord, at least sixty (60) days prior to the expiration of the Lease Term, requesting that Landlord inform it whether or not Tenant will have the responsibility for removing any Tenant Alterations upon the expiration or earlier termination of the Lease Term and for restoring the Premise to the condition existing prior to the installation of any Tenant Alterations, normal wear and tear and damage from casualty excepted. In the event that Landlord responds to Tenant in writing in the affirmative, or fails to respond to Tenant within ten (10) business days following Landlord’s receipt of the Removal Notice, it shall be deemed that Tenant shall have the obligation at its sole cost and expense for removing the Tenant Alterations upon the expiration or earlier termination of the Lease Term and for restoring the Premise to the condition existing prior to the installation of the Tenant Alterations, normal wear and tear and damage from casualty excepted. Once Tenant has determined whether or not it has the obligation to restore any Tenant Alterations, Tenant shall, as soon as reasonably possible, but in no event less than thirty (30) days prior to expiration of the Lease Term, commence such removal of the Tenant’s Alterations and the restoration of the Premises to the condition existing prior to the making of Tenant’s Alterations, normal wear and tear and damage from casualty excepted.

8.6.6 In the event that Tenant shall fail to timely send Landlord a Removal Notice, Landlord, at its option, may elect to require Tenant, at its sole cost and expense, to remove (i) those Alterations which Tenant failed to request that Landlord notify it at the time of approval whether or not Tenant would have the obligation to remove upon the expiration or earlier termination of the Lease Term, and (iii) the Tenant Alterations, and to restore the Premises to the condition existing prior to the installation of the Alterations and/or Tenant Alterations, normal wear and tear and damage from casualty excepted. If Tenant fails to complete such removal obligations and/or to repair any damage caused by the removal of any Alterations and/or Tenant Alterations in the Premises and return the affected portion of the Premises to their condition existing prior to the installment of such Alterations and/or Tenant Alterations prior to the expiration or earlier termination of this Lease, then Rent shall continue to accrue under this Lease in accordance with Article 16 below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant, including Landlord’s standard fee for performing such work.

8.6.7 Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of San Mateo County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable promptly following Landlord’s written demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by any person in, upon or about the Premises or by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of the contractors, agents, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Building or the Project parking areas or any breach of the terms of this Lease by Tenant, either prior to the Lease Term, during any pre-Lease Term possession by Tenant, as contemplated by Section 2.3, above, or during or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or Landlord’s agents, employees, and contractors (subject to the provisions of Section 10.5 below). Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees, except and to the extent that it is ultimately determined that the claim that is the subject of the lawsuit arises from or is related to the negligence or willful misconduct of Landlord or Landlord’s agents, employees, or contractors. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. Tenant shall not cause or permit anything to be done in, upon or about the Premises which would in any way increase the premium for, cause the cancellation of or otherwise affect any insurance carried by Landlord in connection with the Project or any part thereof, or cause a cancellation of any insurance policy covering the Building or any part thereof. Without limiting Landlord’s remedies for Tenant’s breach of the foregoing covenant, if Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase promptly upon being billed therefor. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and any similar body of which Landlord provides notice to Tenant.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Properly Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

10.3.2 Landlord agrees that Tenant may provide umbrella or excess liability insurance to so achieve the above minimum liability limits, provided that the policy coverages are absolutely concurrent.

10.3.3 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and the other improvements which exist in the Premises as of the Rent Commencement Date (excluding the Base Building, which for the purposes of Tenant’s insurance coverage shall mean the basic shell of the Premises, which shall include only the four exterior demising walls of the Premises, including the studs for such demising walls, but not including any sheetrock on such demising walls, and not including any interior demising walls, any interior improvements, and any interior distribution of Building services, including HVAC service, plumbing or electrical service) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an Special Causes of Loss form or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.4 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) business days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord in a manner comparable to other comparable Class A office buildings in the San Francisco Bay Area. In addition, except as otherwise set forth in Article 8 hereof, Tenant shall cause its contractors and vendors, prior to entering onto the Premises to perform any work therein, to carry Commercial General Liability Insurance in the amount set forth in Section 10.3.1, above, and to name Landlord, and any other party the Landlord reasonably specifies, as an additional insured, including Landlord’s managing agent, if any, on such insurance policy.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord which are consistent with the character of the Project, provided that access to the Premises, the Common Area parking areas and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3,2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage (and further provided that, in the event such insurance proceeds are inadequate to fully restore the Premises to its original condition, Tenant shall have the right to request, subject to Landlord’s approval, that the Premises be restored to a lesser condition, but in no event less than a Building standard condition, provided that the insurance proceeds are sufficient to restore the Premises to a Building standard condition). In the event that the reason that the insurance proceeds are inadequate to restore the Premises is that Tenant has failed to fully insure the Tenant Improvements and Original Improvements, as well as any Alterations and Tenant Alterations, for their full replacement value (subject to commercially reasonable deductibles), Landlord may disapprove Tenant’s request to restore the Premises to a lesser condition, and Tenant, at its sole cost and expense, shall fund the difference between any insurance proceeds and the full cost of restoring the Premises, including, without limitation, any necessary insurance deductibles. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, and in the event that this Lease does not terminate pursuant to Section 11.2 below, or for any other reason, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original

Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant’s occupancy, and the Premises or a portion thereof are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are not occupied by Tenant as a result thereof, the Rent shall be abated from the date of the casualty in proportion to the ratio that the amount of rentable square feet of the Premises which is not occupied by Tenant as a result thereof, bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies or that portion of the proceeds from Landlord’s insurance policies allocable to the Building or the Project, as the case may be; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v)the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project. In the event this Lease is terminated in accordance with the terms of this Section 11.2, or is terminated by tenant pursuant to Section 11.1, above, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease. Notwithstanding anything to the contrary contained herein, Tenant may elect to terminate this Lease upon written Notice to Landlord if damage to or destruction of the Premises occurs during the last twelve (12) months of the Lease Term, and the period of time it would take to repair such damage to or destruction of the Premises is reasonably estimated by Tenant to exceed one hundred twenty (120) days.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if all reasonable access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer,” and, collectively, as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating or has negotiated with Landlord to lease space in the Project;

14.2.7 In Landlord’s reasonable judgment, the use of the Premises by the proposed Transferee would not be comparable to the types of office use by other tenants in the Project, would entail any alterations which would lessen the value of the tenant improvements in the Premises, would result in more than a reasonable density of occupants per square foot of the Premises, would increase the burden on elevators or other Building systems or equipment over the burden thereon prior to the proposed Transfer, or would require increased services by Landlord; or

14.2.8 The proposed Transfer is of less than fifty percent (50%) of the entire Premises and for less than the then remaining Lease Term.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord Seventy-Five percent (75%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Tenant shall make a determination of the amount of Landlord’s applicable share of the Transfer Premium on a monthly basis as rent or other consideration is paid by Transferee to Tenant under the Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent under Section 14.2, above, the Rent paid for the Subject Space by Tenant, and the Transferee’s Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to

Tenant within thirty (30) days after receipt of any Transfer Notice, to (i) recapture the Subject Space, or (ii) take an assignment or sublease of the Subject Space from Tenant, Such recapture or sublease or assignment notice, shall cancel and terminate this Lease, or create a sublease or assignment, as the case may be, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, then (i) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; (ii) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same; and (iii) Landlord shall construct or cause to be constructed a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant; provided that, Tenant hereby agrees that, notwithstanding Tenant’s occupancy of its retained portion of the Premises during the construction of such demising wall by Landlord, Landlord shall be permitted to construct such demising wall during normal business hours, without any obligation to pay overtime or other premiums, and the construction of such demising wall by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of such demising wall, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of its retained portion of the Premises or of Tenant’s personal property or improvements resulting from the construction of such demising wall, or for any inconvenience or annoyance occasioned by the construction of such demising wall; and provided further that, Tenant shall be responsible for, and shall pay to Landlord promptly upon being billed therefor, fifty percent (50%) of all costs related to the construction of such demising wall, including Landlord’s standard fee for its involvement with such demising wall. If Landlord declines, or fails to elect in a timely manner, to recapture, sublease or take an assignment of the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form and content reasonably acceptable to Landlord, including, without limitation, at Landlord’s option, a “Transfer Agreement,” as that term is defined in this Section 14.5, below; (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, and, in the event of a Transfer of Tenant’s entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit. Notwithstanding anything to the contrary contained in this Article 14, Landlord, at its option in its sole and absolute discretion, may require, as a condition to the validity of any Transfer, that both Tenant and such Transferee enter into a separate written agreement directly with Landlord (a “Transfer Agreement”), which Transfer Agreement, among other things, shall create privity of contract between Landlord and such Transferee with respect to the provisions of this Article 14, and shall contain such terms and provisions as Landlord may reasonably require, including, without limitation, the following: (A) such Transferee’s agreement to be bound by all the obligations of Tenant under this Lease (including, but not limited to, Tenant’s obligation to pay Rent), provided that, in the event of a Transfer of less than the entire Premises, the obligations to which such Transferee shall agree to be so bound shall be prorated on a basis of the number of rentable square feet of the Subject Space in proportion to the number of square feet in the Premises; (B) such Transferee’s acknowledgment of, and agreement that such Transfer shall be subordinate and subject to, Landlord’s rights under Section 19.3 of this Lease; and (C) Tenant’s and such Transferee’s recognition of and agreement to be bound by all the terms and provisions of this Article 14, including, but not limited to, any such terms and provisions which Landlord, at its option, requires to be expressly set forth in such Transfer Agreement. Upon the occurrence of any default by Transferee under such Transfer, Landlord shall have the right, at its option, but not the obligation, on behalf of Tenant, to pursue any or all of the remedies available to Tenant under such Transfer or at law or in equity (all of which remedies shall be distinct, separate and cumulative).

14.6 Occurrence of Default. Any Transfer hereunder, whether or not such Transferee shall have executed a Transfer Agreement, shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, then Landlord shall have all of the rights set forth in Section 19.3 of this Lease with respect to such Transfer. In addition, if Tenant shall be in uncured default under Article 19.1 of this Lease, then Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with a Transfer directly to Landlord (which payments Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%)

or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.8 Permitted Transfers. Notwithstanding anything contained to the contrary herein, Original Tenant only may assign this Lease or sublet all or a portion of the Premises to its “Parent” or to any “Subsidiary” or “Affiliate” or “Successor” (as hereinafter defined) without obtaining the prior written consent of Landlord, provided that the following conditions are met:

(i) Tenant is not in default under the Article 19.1 of this Lease at the time of the assignment;

(ii) any assignee shall assume and be bound by ail the conditions, obligations and agreements contained in this Lease;

(iii) there shall be no change in the Permitted Use set forth in Section 7 of the Summary;

(iv) Tenant shall not be released from liability under this Lease; and

(v) In Landlord’s reasonable business judgment, the present tangible net worth of the Successor is equal to or greater than Tenant’s net worth at the time this Lease was entered into or at the time of Tenant’s intended Transfer to a Successor.

As used herein: (i) “Affiliate” shall mean a corporation, limited liability company, partnership or other entity which (a) directly or indirectly controls Tenant, (b) is under the direct or indirect control of Tenant, or (c) is under common direct or indirect control with Tenant; (ii) “control” shall mean voting control of the controlled entity; (iii) “Parent” shall mean an entity which owns a majority of Tenant’s voting equity; (iv) “Subsidiary” shall mean an entity a majority of the voting equity of which is owned by Tenant; and (v) “Successor” shall mean a person or entity which acquires all or substantially all of the assets and business operations of Tenant, including, without limitation, in connection with (x) a purchase of all or a controlling interest in the capital stock or other ownership interest in Tenant, or (y) a merger or consolidation of Tenant. The foregoing shall be referred to as a “Permitted Transfer.” In addition, a sale or transfer of the capital stock, memberships or interests of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant becomes a publicly traded corporation. Tenant shall give Landlord prior written notice of a Permitted Transfer at least fifteen (15) days before the occurrence of a Permitted Transfer, and in the case of a Successor, or a sale or transfer of the capital stock, memberships or interests in connection with any bona fide financing or capitalization for the benefit of Tenant, Tenant shall provide Landlord with evidence of such Successor’s present tangible net worth, as well as the present tangible net worth of Tenant, including the present tangible net worth of Tenant following any such bona fide financing or capitalization for the benefit of Tenant. Any Permitted Transferee which becomes the Tenant under this Lease shall assume in writing for the benefit of Landlord this Lease and all of Tenant’s obligations under this Lease, and provided further, that in all such cases described above, after giving effect to any such transaction, the resulting Tenant under this Lease is not the ultimate parent company (e.g., it is a subsidiary of another company), then the resulting Tenant (whether the original Tenant or a Permitted Transferee) shall furnish Landlord with a written assumption of Tenant’s obligations under this Lease by the ultimate parent company. Notwithstanding anything to the contrary contained in this Article 14, in no event shall Landlord be entitled to any Transfer Premium, as specified in Section 14.3, above, nor shall Landlord be entitled to exercise any recapture rights, or to take an assignment of the Premises, all as set forth in Section 14.4, above, in connection with any Permitted Transfer.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage by casualty and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease for the first (1st) month of such hold over tenancy, and two (2) times the Rent applicable during the last rental period of the Lease Term under this Lease for each month thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles. Any financial statements furnished to Landlord by Tenant shall be copies of financial statements regularly prepared in the ordinary course of business for the most recent calendar year, and Landlord shall not require that Tenant absorb the expense of special financial statements not corresponding to its regular schedule for such documents, provided that such financial statements are certified by Tenant’s chief financial officer as being true, complete and accurate or are audited financials statements or, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

MORTGAGE OR GROUND LEASE

18.1 Subordination. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant, Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. In the event that Landlord intends to finance or re-finance the Building or the Project in the future, Landlord shall make a good faith effort to provide Tenant with a Subordination, Non- Disturbance and Attornment Agreement from the lender proposing to finance or re-finance the Building or the Project. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

18.2 Notice to Lienholder or Ground Lessor. Notwithstanding anything to the contrary contained in Article 28, below, or elsewhere in this Lease, upon receipt by Tenant of notice from any holder of a mortgage, trust deed or other encumbrance in force against the Building or the Project or any part thereof which includes the Premises or any lessor under a ground lease or underlying lease of the Building or the Project, or from Landlord, which notice sets forth the address of such lienholder or ground lessor, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such lienholder or ground lessor at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28, below), and the curing of any of Landlord’s defaults by such lienholder or ground lessor within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building or the Project, as the case may be, if such lienholder or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Article 18, the term “mortgage” shall include a mortgage on a leasehold interest of Landlord (but not a mortgage on Tenant’s leasehold interest hereunder).

18.3 Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the Rent payable to Landlord hereunder, conditional in nature or otherwise, which assignment is made to any holder of a mortgage, trust deed or other encumbrance in force against the Building or the Project or any part thereof which includes the Premises or to any lessor under a ground lease or underlying lease of the Building or the Project, Tenant agrees as follows:

18.3.1 The execution of any such assignment by Landlord, and the acceptance thereof by such lienholder or ground lessor, shall never be treated as an assumption by such lienholder or ground lessor of any of the obligations of Landlord under this Lease, unless such lienholder or ground lessor shall, by notice to Tenant, specifically otherwise elect.

18.3.2 Notwithstanding delivery to Tenant of the notice required by Section 18.3.1, above, such lienholder or ground lessor, respectively, shall be treated as having assumed Landlord’s obligations under this Lease only upon such lienholder’s foreclosure of any such mortgage, trust deed or other encumbrance, or acceptance of a deed in lieu thereof, and taking of possession of the Building or the Project or applicable portion thereof, or such ground lessor’s termination of any such ground lease or underlying leases and assumption of Landlord’s position hereunder, as the case may be. In no event shall such lienholder, ground lessor or any other successor to Landlord’s interest in this Lease, as the case may be, be liable for any security deposit paid by Tenant to Landlord, unless and until such lienholder, ground lessor or other such successor, respectively, actually has been credited with or has received for its own account as landlord the amount of such security deposit or any portion thereof (in which event the liability of such lienholder, ground lessor or other such successor, as the case may be, shall be limited to the amount actually credited or received).

18.3.3 In no event shall the acquisition of title to the Building and the land upon which the Building is located or the Project or any part thereof which includes the Premises by a purchaser which, simultaneously therewith, leases back to the seller thereof the entire Building or the land upon which the Building is located or the Project or the entirety of that part thereof acquired by such purchaser, as the case may be, be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations under this Lease, but Tenant shall look solely to such seller-lessee, or to the successors to or assigns of such seller-lessee’s estate, for performance of Landlord’s obligations under this Lease. In any such event, this Lease shall be subject and subordinate to the lease to such seller-lessee, and Tenant covenants and agrees in the event the lease to such seller-lessee is terminated to attorn, without any deductions or set-offs whatsoever, to such purchaser-lessor, if so requested to do so by such purchaser-lessor, and to recognize such purchaser-lessor as the lessor under this Lease, provided such purchaser-lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. For all purposes, such seller-lessee, or the successors to or assigns of such seller-lessee’s estate, shall be the lessor under this Lease unless and until such seller-lessee’s position shall have been assumed by such purchaser-lessor.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of all of the Premises by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of (i) Article 5.1, where such failure continues for more than seven (7) business days after notice from Landlord, (ii) Article 5.2, where such failure continues for more than three (3) business days after notice from Landlord, (iii) Article 9, where such failure continues for more than five (5) business days after notice from Landlord, (iv) Article 10, where such failure continues for more than two (2) business days after notice from Landlord, (v) Article 14, where such failure continues for more than five (5) business days after notice from Landlord, (vi) Article 17, where such failure continues for more than three (3) business days after notice from Landlord, (vii) Article 18, where such failure continues for more than three (3) business days after notice from Landlord, and (viii) Article 21.3.2, where such failure continues for more than five (5) days after notice from Landlord.

The notice periods provided in this Section 19.1 are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof in accordance with law, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1.(i) and 19.2.1.(ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1.(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant under Section 19.1 hereof beyond any applicable notice and cure periods, as set forth in this Article 19, then Landlord shall have the right, at Landlord’s option in its sole discretion, (i) to terminate any and all assignments, subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises, in which event Landlord shall have the right to repossess such affected portions of the Premises by any lawful means, or (ii) to succeed to Tenant’s interest in any or all such assignments, subleases, licenses, concessions or arrangements, in which event Landlord may require any assignees, sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its assignor, sublessor, licensor, concessionaire or transferor thereunder. In the event of Landlord’s election to succeed to Tenant’s interest in any such assignments, subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

21.1 In General. Concurrent with Tenant’s execution of this Lease, Tenant shall provide security for the faithful performance by Tenant of all of its obligations under this Lease. Tenant shall provide such security as a letter of credit pursuant to Section 21.3, below.

21.2 Security Deposit. Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant is in uncured default under Article 19.1 with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, promptly following Landlord’s written demand therefore, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit and Landlord shall have the right to commingle the Security Deposit with Landlord’s other funds. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

21.3 Letter of Credit.

21.3.1 Delivery of Letter of Credit. In lieu of a cash Security Deposit, Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (hereinafter, the “L/C”) in the initial amount set forth in Section 10 of the Summary ($300,000,00), which L/C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) which is acceptable to Landlord. The L/C shall be in the form attached hereto as Exhibit G or such other form as is acceptable to Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L/C.

21.3.2 Application of Letter of Credit. The L/C shall be held by Landlord as security for the faithful performance by Tenant of all of its obligations under this Lease. The L/C shall not be mortgaged, assigned or otherwise encumbered in any manner whatsoever by Tenant. If Tenant is in uncured default under Article 19.1 with respect to any of the provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L/C at least thirty (30) days prior to the expiration thereof, Landlord may, but shall not be obligated to, draw upon all or any portion of the L/C for payment of Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s uncured default under Article 19.1 hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer as a result of Tenant’s uncured default under Article 19.1 hereunder. The use, application or retention of the L/C or any portion thereof by Landlord shall not prevent Landlord from exercising any and all other rights and remedies provided at law or by this Lease, it being intended that Landlord shall not first be required to proceed against the L/C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L/C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a Security Deposit pursuant to Section 21.2, above (the “L/C Security Deposit”). If any portion of the L/C or the L/C Security Deposit is drawn upon by Landlord, Tenant shall, within five (5) days following written demand therefor by Landlord, either (i) deposit with Landlord cash in an amount sufficient that, when added to the L/C Security Deposit and any remaining amounts available under the L/C, is equal to amount of the L/C set forth in Section 10 of the Summary, or (ii) reinstate the L/C to the amount set forth in Section 10 of the Summary, and Tenant’s failure to do so shall be a material default under this Lease entitling Landlord to exercise all of its rights and remedies hereunder. Tenant acknowledges that the Landlord has the right to transfer or mortgage its interest in the Project and the Building and in this Lease and Tenant agrees that in the event of such a transfer or mortgage, Landlord shall have the right to transfer or assign the L/C and/or the L/C Security Deposit to the transferee or mortgagee, and in the event of such a transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L/C and/or the L/C Security Deposit. Tenant shall, within ten (10) days of written request therefor by Landlord, execute such further documents, instruments or assurances as Landlord may deem reasonably necessary to evidence or confirm Landlord’s transfer or assignment of the L/C and/or the L/C Security Deposit to such transferee or mortgagee. Provided that Tenant shall fully and faithfully perform all of its obligations under this Lease, the L/C and/or the L/C Security Deposit, or any balance remaining thereon, shall be returned to Tenant following the expiration of the Lease Term.

21.4 Reduction in Letter of Credit. As of the commencement of the Twenty-Fifth (25th) and Thirty-Seventh (37th ) full calendar month of the Lease Term, Tenant may request in writing of Landlord that the amount of L/C amount be reduced by One Hundred Thousand Dollars ($100,000.00) on each such date (i.e., as of the commencement of the Twenty-Fifth (25th) full calendar month of the Lease Term, the L/C may be reduced to Two Hundred Thousand Dollars ($200,000.00), and, provided that the L/C was reduced by One Hundred Thousand Dollars ($100,000.00) as of the commencement of the Twenty-Fifth (25th) full calendar month of the Lease Term, the L/C may be reduced to One Hundred Thousand Dollars ($100,000.00) as of the commencement of the Thirty-Seventh (37th) full calendar month of the Lease Term). Provided that prior to each such date Tenant has not previously been in monetary default of this Lease, Tenant may exchange a new L/C issued in the lower amount with Landlord and Landlord shall provide the original L/C to Tenant upon receipt of the new L/C issued in the lower amount.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord shall have the right during the Lease Term and Option Term to relocate Tenant to other space in the Project comparable to the Premises, and all terms hereof shall apply to the new space with equal force and effect, except as otherwise provided in this Article 22. In no event shall Landlord exercise such right more than one (1) time during the initial Lease Term and one (1) time during the Option Term timely and properly exercised by Tenant. In any such event, Landlord shall give Tenant not less than one hundred twenty (120) days’ prior notice of Landlord’s election to so relocate Tenant, and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. Such new space (the “New Premises”) shall be as close as practicable in size and condition to the existing Premises, and Landlord, at its sole cost and expense shall construct improvements in such New Premises to a standard reasonably equivalent (but no less than a Building standard condition) and in a configuration as close as reasonably practicable to the existing Premises. In addition, Landlord shall reimburse Tenant for the reasonable costs and expenses incurred by Tenant in connection with such relocation (including, but not limited to, the costs of reasonable supplies of replacement stationery, and the reasonable costs of moving of any of Tenant’s furniture, equipment, personal property and the reasonable costs of moving and/or installing Tenant’s telephone and data systems installations not moved by Landlord), within thirty (30) days of Landlord’s receipt of an invoice therefor. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises, and amending those Sections of the Summary, and replacing Exhibit A to this Lease, as shall be necessary to accurately describe the new space (including, without limitation, the location and the rentable area of the new space). In the event Tenant is relocated in accordance with this Article 22, and the rentable area of the new space is not equal to the rentable area of the Premises, or any such adjustment to the rentable area of the Premises and/or the Building, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the amounts of the “Rent” and the “Security Deposit,” as those terms are defined in Article 4 and Article 21 of this Lease, respectively, and “Tenant’s Share,” as that term is defined in Section 4.2.9 of this Lease) shall be modified accordingly; provided that in the event that the rentable square footage of the New Premises is more than ten percent (10%) more than the rentable square footage of the Premises, Tenant shall have no obligation to pay any Base Rent, Tenant’s Share or Security Deposit in excess of ten percent (10%) more than rentable square footage of the Premises. In no event shall the rentable square footage of the New Premises be more than ten percent (10%) less than the rentable square footage of the Premises. Should Tenant refuse to permit Landlord to move Tenant to the new space, Landlord shall have the right to cancel and terminate this Lease effective sixty (60) days from the date of Landlord’s election to relocate Tenant.

ARTICLE 23

SIGNS

23.1 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Landlord’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program. In particular, Landlord shall provide Tenant with Building standard tenant directory identification signage in the ground floor lobby of the Building, and Building standard tenant identification signage adjacent to Tenant’s entry door to the Premises.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 Compliance. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, subject to the provisions of Section 24.2, below. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, subject to the provisions of Section 24.2, below. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24.

24.2 Special Provisions Relating to The Americans With Disabilities Act of 1990.

24.2.1 Allocation of Responsibility to Landlord. As between Landlord and Tenant, Landlord shall be responsible, as part of Operating Expenses, that the public entrances, stairways, corridors not located in the Premises, elevators and elevator lobbies in the Building comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”), and to take such actions and make such alterations and improvements as are necessary for such compliance.

24.2.2 Allocation of Responsibility to Tenant. As between Landlord and Tenant, Tenant, at its sole cost and expense, shall be responsible that the Premises, all Alterations to the Premises (including, without limitation, any Tenant Alterations), Tenant’s use and occupancy of the Premises, and Tenant’s performance of its obligations under this Lease, comply with the requirements of the ADA as of the Commencement Date, and to take such actions and make such Alterations as are necessary for such compliance. In addition, as Tenant is designing the appearance, layout and amenities to the Premises, and Tenant is the only entity that has knowledge of the persons who Tenant may employ or invite to the Premises who may have disabilities, Tenant shall be responsible for the compliance of the alterations, additions or other improvements made by or on behalf of Tenant during the initial improvement of the Premises (as set forth in the Tenant Work Agreement attached as Exhibit B hereto) with ADA requirements. Landlord shall be responsible for building the initial improvements to the Premises in accordance with the Final Construction Plans for the Tenant Improvements

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee upon the date said amount is due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid upon the date they are due, shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord the following sums (which sums shall bear interest from the date accrued by Landlord until paid by Tenant at a rate per annum equal to interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law), upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (which notice, notwithstanding anything to the contrary contained in Article 28 of this Lease, may be oral, and which notice shall not be required in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession following any uncured default under Article 19.1 of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform after such notice from Landlord and expiration of such cure period as is provided for hereunder. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided that Landlord shall use commercially reasonable efforts not to materially and adversely affect Tenant’s operations in, or access to, the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises; provided that Landlord shall use commercially reasonable efforts not to materially and adversely affect Tenant’s operations in, or access to, the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

NOTICES

All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. Any Notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Boston Properties Limited Partnership

Four Embarcadero Center

Lobby Level, Suite One

San Francisco, California 94111

Attention: Mr. Robert Pester

and

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attention: General Counsel

and

North Coast Law Group

6345 Mtn. View Ranch Rd.

Healdsburg, CA 95448

Attention: Matthew P. Shippey, Esq.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Light, Air or View Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. Under no circumstances whatsoever at any time during the Lease Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project, or any diminution, impairment or obstruction (whether partial or total) of light, air or view by any structure which may be erected on any land comprising a part of, or located adjacent to or otherwise in the path of light, air or view to, the Project, in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten business (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Lease or by law, the time periods for giving any such Notice and the taking of any action with respect to any such Notice.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Tenant Parking. Tenant shall have the right to its pro-rata share of parking (3.3 vehicles for each 1,000 rentable square feet of the Premises leased by Tenant, or 40 vehicles), free of charge, in the portions of the Common Areas designated by Landlord for vehicular parking. Such parking shall be on an as available “first-come, first-served” basis which shall be in common with all other tenants of the Project. Tenant’s continued right to use the parking areas is conditioned upon Tenant abiding by all reasonable written rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking areas at any time, provided such work does not reduce Tenant’s pro-rata share of parking spaces (or if it does, Landlord provides reasonable alternative parking for Tenant), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking areas for purposes of permitting or facilitating any construction, alteration or improvements of or to the Project, provided that once any such work is commenced, Landlord diligently pursues it to completion. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) business days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, promptly following written demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly stated to the contrary in this Lease.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the words “Gateway Center” or the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. During the Lease Term, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants and except when compelled by legal process.

29.29 Development of the Project.

29.29.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, promptly following Landlord’s written demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect

Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, provided that once any such work is commenced, Landlord diligently pursues same to completion.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, provided that once any such Renovations are commenced, Landlord diligently pursues same to completion.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and installed for or by Tenant and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines located in or serving the Premises and installed for or by Tenant upon the expiration of the Lease Term or upon any earlier termination of this Lease.

29.33 No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall Tenant itself, or any person claiming under or through it, establish or knowingly permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.

29.34 Patriot Act and Executive Order 13224. (A) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that, to the best of its knowledge after due investigation as of the date of execution hereof: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 19.1.4 of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) Tenant shall use diligent efforts to continue to comply with the representations and warranties contained in this subsection (A) and shall give Landlord written Notice at any time that Tenant receives information that makes any of the foregoing representations and warranties incorrect and agrees that the terms and conditions of this Section 29.34(A) shall survive the expiration or earlier termination of this Lease.

(B) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that, to the best of its knowledge after due investigation as of the date of execution hereof: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Landlord (nor any person, group, entity or nation which owns or controls Landlord, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

[SIGNATURES CONTINUED NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

GATEWAY CENTER, LLC, a Delaware limited liability company

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

	By:	BOSTON PROPERTIES, INC, a Delaware corporation, its general partner

		BY:	/s/ Bob Pester
		Name:	Bob Pester
		Title:	Senior Vice President and Regional Manager

“Tenant”:

HYPERION THERAPEUTICS, INC., A Delaware corporation

By:	/s/ Chris E. Rivera
Name:	Chris E. Rivera
Title:	President & CEO
Date:	9/6/07

By:	/s/ George Jue
Name:	George Jue
Title:	VP Finance & Controller
Date:	9/6/2007

EXHIBIT A

601 GATEWAY BOULEVARD

OUTLINE OF PREMISES

601 Gateway

Floor 2

EXHIBIT A -1-

EXHIBIT B

601 GATEWAY BOULEVARD

TENANT WORK LETTER

1. Defined Terms. All capitalized terms referred to in this Tenant Work Letter not defined below shall have the same meaning as defined in the Lease of which this Tenant Work Letter forms a part.

2. Construction of Tenant Improvements. Tenant hereby agrees to accept the Premises in its current “AS-IS WHERE-IS” condition and configuration, subject to Landlord’s obligations in Section 1.1.1, above, and Landlord’s obligation to construct the Tenant Improvements in accordance with this Tenant Work Letter and the Final Construction Plans (as defined below in Section 6.)

3. Definitions. Each of the following terms shall have the following meaning:

“Architect” shall mean C3 Design, Architect shall be employed by Landlord and all costs of Architect will be part of the Tenant Improvement Cost.

“Base Tenant Improvement Allowance” shall mean the amount to be contributed by Landlord toward the Tenant Improvement Cost. The Base Tenant Improvement Allowance shall be an amount equal to Twenty Dollars ($20.00) multiplied by the square footage of the Premises (which Landlord and Tenant agree is equal to 12,215 rentable square feet), or Two Hundred Forty Four Thousand Three Hundred Dollars ($244,300.00.) Notwithstanding anything to the contrary contained herein or in the Lease, in no event shall Landlord have any obligation to pay any costs or expenses incurred in connection with or arising out of the Tenant Improvements in excess of the Base Tenant Improvement Allowance specified above.

“Construction Plans” shall mean the complete plans and specifications for the construction of the Tenant Improvements, which shall be in substantial compliance with the Approved Preliminary Plans, consisting of all architectural, engineering, mechanical and electrical drawings and specifications which are required to obtain all building permits, licenses and certificates from the applicable governmental authority(ies) for the construction of the Tenant Improvements. The Construction Plans (including Approved Construction Plans) shall be prepared by Architect, and in all respects shall be in compliance with all applicable laws, rules, regulations, and building codes for the City of South San Francisco.

“Contractor” shall mean Berkey Construction, the licensed general contractor selected by Landlord to provide the initial Bid on the Tenant Improvements.

“Forces Majeure” shall mean any delay resulting from or caused by an Act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, malicious mischief, inability to procure or general shortage of labor,

EXHIBIT B -1-

equipment, facilities, materials, or supplies in the open market, inability to obtain or delays in obtaining necessary government approvals, licenses or permits, failure of transportation, strike, lockout, action of labor unions, litigation not with the reasonable control of Landlord, condemnation, requisition, law, order or regulation of government or civil, military or naval authority, or any other cause (excluding financial inability) whether similar or dissimilar to the foregoing not within the reasonable control of Landlord. The time for performance of any obligation of Landlord to construct the Tenant Improvements shall be extended at Landlord’s election by the period of any delay caused by any of the foregoing Forces Majeure events,

“Landlord’s Fee” shall mean a construction management fee equal to five percent (5%) of all of the hard costs of constructing the Tenant Improvements.

“Substantial Completion”, “Substantially Completed” or “Substantially Complete” shall be the date that the construction of the Tenant Improvements is sufficiently complete so that Tenant can legally occupy and utilize the Premises, subject only to minor “punchlist” items, the completion of which will not materially affect Tenant’s use and occupancy of the Premises. Landlord shall cause all punchlist items to be completed within a reasonable time following Substantial Completion.

“Tenant Delay” shall mean any delay in the construction of the Tenant Improvements, or any delays in approvals or submissions required hereunder beyond the time period provided for in this Tenant Work Letter caused by (i) Tenant’s presence in the Premises after Notice by Landlord of Tenant Delay, (ii) any changes in the nature or scope of the Tenant Improvements requested by Tenant (including Change Requests, any changes in the Approved Preliminary Plans or Final Construction Plans, and any changes to previously completed Tenant Improvement work done in conformance with the Final Construction Plans), or (iii) Tenant’s failure to timely provide Landlord with any needed information on the Tenant Improvements. In the event of any Tenant Delay, the Lease Commencement Date shall be deemed to have occurred and the obligations of Tenant under the Lease, including, without limitation, the obligation to pay all Rent due thereunder, shall have been deemed to have occurred on the date the Lease Commencement Date would otherwise have occurred, in Landlord’s reasonable opinion, had it not been for Tenant Delay. Any and all costs and expenses incurred by Landlord as a result of any Tenant Delay, including, without limitation, architectural, engineering and space planning fees, permit resubmittal fees, increased Tenant Improvement Costs, and the like shall be the sole responsibility and obligation of Tenant and shall be reimbursed by Tenant to Landlord promptly following Landlord’s written demand therefore.

“Tenant Improvements” shall mean all interior portions of the Premises to be constructed by Landlord pursuant to this Tenant Work Letter and the Final Construction Plans, including but not limited to, electrical systems, heating, ventilating and air conditioning systems (“HVAC”), plumbing and fire sprinkler systems, interior partitions, millwork, floor coverings, acoustical ceilings, interior painting, and similar items.

“Tenant Improvement Cost” shall mean the costs for construction and installation of the Tenant Improvements, inclusive of the fees charged by Architect. The costs for construction and installation shall include, but not be limited to, the following:

EXHIBIT B -2-

(a) architectural / space planning fees and costs charged by Architect in the preparation of the Preliminary Plans, Construction Plans and/or any Change Requests;

(b) any and all other fees and costs charged by architects, engineers and consultants in the preparation of the Preliminary Plans and Construction Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Final Construction Plans, and for processing governmental applications and applications for payment, observing construction of the work, and other customary engineering, architectural, interior design and space planning services;

(c) labor, materials, equipment and fixtures supplied by the Contractor, its subcontractors and/or materialmen;

(d) the furnishing and installation of all HVAC duct work, terminal boxes, distributing diffusers and accessories required for completing the heating, ventilating and air conditioning system in the Premises, including costs of meter and key control for after-hour usage;

(e) all electrical circuits, wiring, lighting fixtures, and tube outlets furnished and installed throughout the Premises, including costs of meter and key control for after-hour electrical power usage;

(f) all window and floor coverings in the Premises:

(g) all fire and life safety control systems, such as fire walls, sprinklers and fire alarms, including piping, wiring and accessories installed within the Premises;

(h) all plumbing, fixtures, pipes and accessories installed within the Premises;

(i) fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and plan checks) required for the construction of the Tenant Improvements in the Premises;

(j) all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Tenant Improvements;

(k) all costs and expenses incurred to comply with all laws, rules, regulations or ordinances of any governmental authority in connection with the construction of the Tenant Improvements; and

(l) the Landlord’s Fee.

EXHIBIT B -3-

Tenant Improvement Costs shall not include the cost of any of Tenant’s Personal Property or the installation thereof, which shall be performed by Tenant at its sole cost and expense.

“Tenant’s Personal Property” shall mean all personal property constructed or installed in the Premises by Tenant at Tenant’s expense, including furniture, fixtures and equipment, but excluding Tenant Improvements.

4. Preliminary Plans for Tenant Improvements.

4.1 Preparations by Architect. The space plan (“Preliminary Plans”) for the Tenant Improvements has been prepared by the Architect and has been approved by both Landlord and Tenant.

4.2 Approved Preliminary Plans. The Preliminary Plans approved by both Landlord and Tenant (“Approved Preliminary Plans”) are attached hereto as Exhibit A and shall be used by Architect to develop the construction plans,

5. Construction Plans for Tenant Improvements. Architect shall provide Landlord with completed construction plans showing (i) Tenant’s partition layout and the location and details; (ii) the location of telephone and electrical outlets; (iii) the location, style and dimension of any desired special lighting; (iv) the location, design and style of all doors, floor coverings and wall coverings; (v) the location, design, style and dimensions of cabinets and casework; and (vi) all details, including “cut sheets,” for the Tenant Improvements, which shall be in conformity with the Approved Preliminary Plans (the “Construction Plans”). The Construction Plans shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits and licenses required for construction of the Tenant Improvements.

6. Building Permit. Landlord shall be responsible for obtaining a building permit (“Building Permit”) for the Tenant Improvements, if required. To the extent requested by Landlord, Tenant shall, at no cost or expense to Tenant, assist Landlord in obtaining the Building Permit. Landlord, the Architect or the Contractor shall submit the Construction Plans to the appropriate governmental body for plan checking and a Building Permit, if required. The Construction Plans that the Building Permit has been granted for shall hereinafter be known as the “Final Construction Plans”.

7. Bids. Once the Final Construction Plans have been obtained, Landlord shall request a bid from the Contractor for the construction of the Tenant Improvements based upon the Final Construction Plans (the “Bid”). In the event that the amount of such Bid, when added to Landlord’s Fee, is equal to or less than the Base Tenant Improvement Allowance, Landlord may accept such Bid in its sole and absolute discretion and have Contractor construct the Tenant Improvements.

7.1 Additional Bids. In the event that the amount of such Bid, when added to Landlord’s Fee, is more than the Base Tenant Improvement Allowance, Landlord shall

EXHIBIT B -4-

share such Bid with Tenant on an open book basis. Tenant, in its reasonable discretion, may elect, within five (5) business days after receiving such Bid from Landlord, to solicit additional bids from no more than two (2) other California licensed general contractors based upon the Final Construction Plans. Once the two other bids have been received, Tenant shall review all three bids and shall, within five (5) business days thereafter, select one of the three contractors to construct the Tenant Improvements for the bid (hereinafter, the “Final Bid”) selected by Tenant. Any delays resulting from Tenant’s reviewing and approving the bids shall be a Tenant Delay, if such review and approval period exceeds five (5) business days following delivery to Tenant of all bids.

7.2 Tenant’s Payment. Landlord may require Tenant to pay to Landlord prior to the construction of the Tenant Improvements, the amount by which the Final Bid exceeds the Base Tenant Improvement Allowance.

7.3 Payment of Contractor. In the alternative, in Landlord’s sole and absolute discretion, Landlord may elect to allow Tenant to pay its share of the Final Bid price pursuant to the following procedure. Once Landlord and Tenant have agreed upon the Final Bid and a contract for the Final Bid price has been entered into with the contractor, Landlord shall be responsible for making monthly progress payments to the contractor in accordance with the construction contract, subject to reimbursement by Tenant pursuant to the following procedure. Tenant shall reimburse Landlord each month, within twenty (20) days of receipt of bills or invoices representing the current months’ payment obligation to the contractor (the “Monthly Payment”), for that portion of the Monthly Payment determined by taking a fraction, the numerator of which is the difference between the Final Bid and the Base Leasehold Improvement Allowance, and the denominator of which is the Final Bid, and multiplying the Monthly Payment by such fraction. Landlord shall have no obligation to pay the contractor unless and until Landlord shall have received such sum from Tenant. Any delays in construction of the Tenant Improvements caused as a result of Tenant’s failure to timely reimburse Landlord as provided herein, shall be deemed to be a Tenant Delay for which Tenant shall be solely responsible.

8. Change Requests.

8.1 Approval. No changes requested by Tenant (i) to the Approved Preliminary Plans, or (ii) to the Final Construction Plans, or (iii) to any Tenant Improvements already constructed by Landlord in such Premises pursuant to this Tenant Work Letter (each, a “Change Request”) shall be made without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, subject to the following:

(i) No Change Request shall affect the structure or operating systems of the Building;

(ii) Landlord may require Tenant to pay to Landlord prior to the implementation of any Change Request, the amount by which Landlord’s cost of constructing the Tenant Improvements, after implementation of the Change Request, is reasonably estimated by Landlord to exceed the Base Tenant Improvement Allowance without the Change Request, including without limitation, increases in construction costs and other charges payable hereunder

EXHIBIT B -5-

caused by any delay in construction of the Tenant Improvements as a result of a Change Request; provided that if Tenant determines that the cost of the Change Request proposed by Landlord is not reasonably acceptable to Tenant, Tenant may rescind the proposal for a Change Request, and shall have no further liability to Landlord for the proposed Change Request under this Tenant Work Letter following such rescission except for any costs to Landlord caused by any Tenant Delay caused by the process of beginning to implement such Change Request at the request of Tenant;

(iii) A Change Request shall constitute an agreement by Tenant to any delay in completion of the Tenant Improvements caused by Landlord’s reviewing, processing and implementing the Change Request, all of which delays shall be deemed a Tenant Delay;

(iv) Lessor shall accept only Change Requests signed by Tenant’s representative, George Jue. Tenant may from time to time designate a different representative to authorize Change Requests.

(v) Any delays in completion of the Tenant Improvements caused as a result of a Change Request shall not delay the Lease Commencement Date from the date the Lease Commencement Date would otherwise have occurred, in the reasonable opinion of Landlord, had it not been for the Change Request. Tenant agrees that the Lease and all obligations of Tenant thereunder (including, without limitation, the obligation to pay Rent) shall commence on the date that the Lease Commencement Date would otherwise have occurred had it not been for the Change Request.

8.2 Procedure. Except with respect to the mechanical and electrical systems of the Building, Landlord shall confirm, in writing, Landlord’s approval or disapproval within five (5) business days after receipt of Tenant’s written proposal for a Change Request. All costs paid by Landlord to unaffiliated parties in connection with review of Tenant’s proposed Change Requests, if such costs shall cause Landlord to exceed the Base Tenant Improvement Allowance, shall be reimbursed by Tenant to Landlord promptly following Landlord’s written demand therefore. With respect to a Tenant-proposed Change Request related to the Building’s mechanical and electrical systems, Landlord shall have seven (7) business days to confirm its approval or disapproval in writing.

8.3 Notification. At the time of Landlord ‘s notification pursuant to Section 8.2, Landlord shall inform Tenant of Landlord’s estimate of the increased costs (if any) of constructing the Tenant Improvements which will be incurred as a result of the proposed Change Request and the Tenant Delay which will result from the Change Request. If Tenant agrees with Landlord’s estimate of the increased cost and period of Tenant Delay associated with the proposed Change Request, the parties shall document the Change Request by means of a written agreement or work order signed by Landlord and Tenant. Landlord shall not perform the work of any proposed Change Order unless and until such Change Order is so documented by the parties.

8.4 Period of Review. The period of Landlord’s review of a proposed Change Request shall be deemed a Tenant Delay.

EXHIBIT B -6-

9. Minor Changes in Work. Landlord shall have the authority, without the consent of Tenant, to order any changes to the Tenant Improvements required by applicable laws or regulations, and to order minor changes in the Tenant Improvements not involving a delay in the completion of the Tenant Improvements, Delays caused by Landlord’s compliance with laws or regulations shall not be deemed delays within Landlord’s control, and Landlord shall have no responsibility or liability with respect thereto.

10. Delivery of Premises. Following Substantial Completion of the Premises, Landlord shall deliver possession of the Premises to Tenant. The Lease Commencement Date shall be the date that Landlord delivers possession of the Premises to Tenant with the Tenant Improvements Substantially Completed.

EXHIBIT B -7-

EXHIBIT C

601 GATEWAY BOULEVARD

NOTICE OF LEASE TERM DATES

     Boston Properties

NOTICE OF LEASE TERM DATES

Date:

To:		Copy to:

Re:	Office Lease
Dated:

Between: Gateway Center LLC, a Delaware limited liability company, Lessor or Landlord, and             , a

                               , Lessee or Tenant

In accordance with the subject document we wish to advise you and/or confirm your tenancy of Suite          on the          floor of [APPROPRIATE BUILDING] Gateway Boulevard, South San Francisco, CA 94080, and that the following terms and conditions are accurate and in full force and effect:

Net rentable square feet	________	Lease term	________

Lease commencement date	________	Lease expiration date	________

Base rent schedule From To:

Monthly Rent:
$

Rent checks are

Payable to:	Mailed to:	All other inquiries to:
Boston Properties
[APPROPRIATE ENTITY]	[APPROPRIATE ADDRESS]	Lobby Level, Suite One
Four Embarcadero Center
San Francisco, CA 94111
Telephone: 415-772-0700
Fax: 415-982-1780

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

EXHIBIT C

We request that you sign this letter where indicated below, confirming the information provided above, and return it to our representative below within five days of receipt. A return envelope is provided. Our failure to receive your executed Notice within such time period will indicate your acceptance that the information set forth is correct. A second letter is enclosed for your files.

Boston Properties, L.P.

Agreed to and Accepted:

By:	Lease Administrator’s name	Date	By:	Date
	Lease Administration		Its:

copy:	Property Manager, Property Accountant
via:	Certified Mail

EXHIBIT C -2-

EXHIBIT D

601 GATEWAY BOULEVARD

RULES AND REGULATIONS

1. Signs. Except as specifically provided in this Lease to which these rules and regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or on the Common Areas or other areas of the Project without Landlord’s prior written consent. Landlord may remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All signs or lettering on doors and walls must be approved by Landlord, and shall be printed, painted, affixed or inscribed or modified at Tenant’s expense by a person approved by Landlord. Without Landlord’s written consent, Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address. Landlord hereby agrees to provide Tenant with the Building’s standard graphics at the entrance to the Premises and in the elevator lobby.

2. Window Treatments. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises. Tenant shall be held responsible for any damage to the glass coating within the Premises. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which are visible from the exterior of the Premises, Tenant shall immediately discontinue such use.

3. Common Areas. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building and the Project shall not be obstructed or used as a waiting or lounging place by Tenant and the Tenant’s Parties. All entrance doors leading from the Premises to the hallways are to be kept closed at all times. The outside areas immediately adjoining the Premises shall be kept clear at all times by Tenant, and Tenant shall not place or permit any obstructions, garbage, refuse, merchandise or displays in such areas. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s Parties. Landlord shall, in all cases, retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety of the Project or any part thereof provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. Neither Tenant nor any Tenant Parties shall go upon the roof of the Building.

4. Directory. The directory of the Building will be provided for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall be allocated its pro rata share of lines on the Building directory board in the main lobby.

EXHIBIT D -1-

5. Cleanliness. Tenant shall not exhibit carelessness or indifference to the good order and cleanliness of the Premises.

6. Keys. Landlord will furnish Tenant, free of charge, with two keys to each exterior door lock in the Premises. All duplicate keys shall be purchased only from Landlord. Landlord may charge a reasonable fee for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors and pay Landlord for any lost keys.

7. Security Devices. If Tenant requires telephonic, burglar alarm or similar services, it shall first obtain and comply with Landlord’s instructions for their installation.

8. Freight Elevators. The Building service elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling by Landlord. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant’s initial move-in and subsequent deliveries of bulky items, such as furniture, safes and similar items shall be made after obtaining Landlord’s written consent and shall be made during the hours of 12:00 a.m. to 5:00 a.m. and 6:00 p.m. to 11:59 p.m., Monday through Friday, or at any time on Saturday or Sunday, unless otherwise agreed in writing by Landlord. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

9. Floor Load. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Prior to delivery of any heavy object to the Building, Tenant shall notify Landlord of such object’s specifications and contemplated location in order that Landlord may take action to prevent structural load damage to the Building. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant’s sole cost and expense. Tenant shall be responsible for all structural engineering required to determine structural load. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. No Waste. Tenant shall not use any method of heating and air conditioning other than that supplied by Landlord. Further, Tenant shall not waste electricity,

EXHIBIT D -2-

water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

11. Building Identification. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and address of the Building and/or any other part of the Project.

12. Building Access. Landlord reserves the right to exclude from the Building between the hours of 12:00 a.m. to 7:00 a.m. and 6:00 p.m. to 11:59 p.m., Monday through Friday, and on Saturday, Sunday and holidays, any person not having a Building issue key and is not identified on the daily access list. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord may prevent access to the Project or any part thereof in case of invasion, mob, riot, public excitement or other commotion. Landlord may exclude or expel from the Project or any part thereof any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or is in violation of any of the rules and regulations of the Project. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Project or any part thereof of any person.

13. Building Security. Before Tenant and the Tenant Parties leave the Premises each day, Tenant shall (a) close and lock the doors of its Premises, (b) shut off all water faucets and other utilities, (c) draw or lower window coverings, and (d) turn out all lights. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

14. Outside Services. Tenant shall not obtain for use on the Premises, drinking water, food, beverage, towel or other similar services or accept barbering or bootblacking service upon the Premises, except as such hours and under such regulations as may be fixed by Landlord. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent such activities.

15. Lavatories. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose Tenant Parties, shall have caused it.

16. Solicitation. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project or any part thereof.

17. Electronic Devices. Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

EXHIBIT D -3-

18. Trash Disposal. Tenant shall store all its trash and garbage within the Premises or in other facilities provided by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

19. Prohibited Uses. The Premises shall not be used for (a) the keeping of any bicycles, motorcycles or animals of any kind, or (b) lodging, or (c) for manufacturing of any kind; nor shall the Premises be used for any illegal purpose. No cooking or heating of food is permitted on the Premises, excepting therefrom microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages. Such cooking and heating devices and their use should be approved by Underwriters Laboratories in accordance with all applicable insurance regulations and federal, state, county and city laws, codes, ordinances, rules and regulations. Tenant shall not install, maintain or operate upon the Premises any vending machines without the written consent of Landlord, which consent shall not be unreasonably withheld.

20. Prohibited Equipment. Tenant shall not use in any space or in the public halls of the Project any hand truck except those equipped with rubber tires and side guards or such other material- handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

21. Safety Procedures. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Premises Security. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secure. Landlord shall not in any way be responsible to Tenants or any Tenant Party, for any loss of property from the Premises or public areas or for any damage to any property thereon from any cause whatsoever.

23. Building Management. Tenant’s requirements will be attended to only upon appropriate application to the Building management office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

24. Waiver. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

25. Integration. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

26. Additional Regulations. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for

EXHIBIT D -4-

safety and security, for care and cleanliness of the Development of any part thereof and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted and delivered to Tenant in writing.

27. Observance of Rules. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees, licensees and guests.

28. Parking Facilities. The following rules and regulations shall govern use of the parking facilities within the Common Areas appurtenant to the Project (such parking facilities being collectively referred to hereinafter as the “Parking Area”).

28.1 Persons using the Parking Area shall obey all signs and shall park only in areas designated for vehicle parking within painted stall lines. Tenant’s parking spaces shall be used only for parking vehicles no longer than full-sized passenger automobiles. Tenant shall not permit any vehicle that belongs to or is controlled by Tenant, its agents, employees, invitees, licensees and visitors, to be loaded, unloaded or parked in areas other than those designated by Landlord or its parking operator for such activities. No maintenance, washing, waxing or cleaning of vehicles shall be permitted in the Parking Area. Unless otherwise instructed, each person using the Parking Area shall park and lock his or her own vehicle. Neither Landlord nor its parking operator shall be liable for damage to any vehicle, injury to any person or loss of any property, ail of which risks are assumed by the person using the Parking Area, Parking pursuant to this Lease is intended as a license only, and no bailment is intended or created hereby. Tenant shall abide by those rules promulgated by Landlord which provide for tandem parking. No overnight or extended term storage of any vehicles or other object shall be permitted.

28.2 Persons using the Parking Area shall comply with any parking identification system established by Landlord or its parking operator. Such a system may include the validation of visitor parking, at the validation rate applicable to visitor parking from time to time as set by Landlord or its parking operator. Parking stickers or other identification devices supplied by Landlord shall remain the property of Landlord. Such devices shall not be transferable, and any such device in the possession of an unauthorized holder may be retained by Landlord and declared void. Upon the loss or obliteration of a parking identification device, Tenant shall pay such reasonable replacement charge as may be established by Landlord or its parking operator. Upon the termination of parking privileges, all parking identification devices supplied by Landlord shall be returned to Landlord. Landlord may refuse the sale of monthly stickers or other parking identification devices to any tenant or person and/or his agents or representatives who willfully refuse to comply with these Rules and Regulations and all unposted city, state or federal ordinances, laws, or agreements. Loss or theft of parking identification devices from automobiles must be reported to the garage manager immediately, and a lost or stolen report must be filed by the customer at that time. Landlord may exclude any car from the parking facilities that does not have a identification device. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by the purchaser must be reported to the parking facility office immediately to avoid confusion.

EXHIBIT D -5-

28.3 The speed limit within all parking areas shall be five (5) miles per hour.

28.4 Landlord reserves the right to modify, redesign or redesignate uses permitted in the Parking Area or any portion thereof, to relocate parking spaces from floor to floor, from one portion of the Parking Area to another or to reasonably adjacent offsite locations, and to allocate parking spaces between compact and standard sizes from time to time, as long as the same comply with applicable laws and ordinances. Reserved parking spaces shall be clearly and prominently marked as such by Landlord. But neither Landlord nor its parking operator shall be liable or responsible for the failure of persons to observe such markings or to obey other rules and regulations, agreements, laws or ordinances applicable to the Parking Area. Without limiting the generality of the foregoing, Landlord shall not be obligated to tow any violator’s vehicle, or to declare a default under or terminate the lease of any other tenant of the Building, on account of any such failure. If for any reason Landlord is unable to provide to Tenant all or any portion of its parking spaces or Tenant is unreasonably denied access thereto during the initial term of this Lease or any renewal or extension hereof, such fact shall not be a default by Landlord or permit Tenant to terminate this Lease, either in whole or in part, but Tenant’s obligation to pay rental for any parking space which is not provided by Landlord shall be abated for so long as Tenant does not have the use of such parking space, in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure or inability to provide Tenant with such parking space.

Tenant shall be responsible for the compliance with all of the foregoing rules and regulations by Tenant and Tenant Parties. Landlord may refuse to permit any person who violates any such rules and regulations to have access to the Project or any part thereof. Landlord reserves the right from time to time to modify the rules and regulations set forth herein, including, without limitation, to adopt and modify such rules and regulations applicable to the Parking Area, as it deems necessary for the proper operation.

EXHIBIT D -6-

EXHIBIT E

601 GATEWAY BOULEVARD

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of             , 200     by and between             , as Landlord, and the undersigned, as Tenant, for Premises on the              floor(s) of the office building located at             , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on             , and the Lease Term expires on             , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on             .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except the Security Deposit in the amount of $              as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT E -1-

11. If Tenant is a corporation, limited liability company, partnership or limited liability partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at              on the          day of             , 200__.

“Tenant”:

,

a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

601 GATEWAY BOULEVARD

STANDARDS FOR UTILITIES AND SERVICES

1. Elevators. Provide non-attended passenger elevators to and from the floor(s) on which the Premises are located. Landlord may limit the number of elevators operating outside normal business hours.

2. HVAC. On Monday through Friday, except holidays, from 7:00 a.m. to 6:00 p.m., ventilate the Premises and furnish air conditioning or heating on such days and hours, in temperatures and amounts which in Landlord’s good faith judgment are reasonably required for comfortable occupancy of the Premises under normal business operations. If Tenant requires air conditioning during other hours, Landlord will furnish same through an access system provided to Tenant at the Premises, if available, or otherwise as specified in a written request of Tenant delivered to the Building management office before noon on the preceding business day. For this service Tenant will pay Landlord, upon receipt of Landlord’s statement, the charge at an hourly rate determined by Landlord from time to time, which is currently $35.00 per hour. Tenant agrees that neither Tenant nor any Tenant Party shall at any time enter mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with Landlord’s rules governing the temperature within the Premises.

3. Lighting. Furnish electric lighting for all public areas and special service areas of the Building as Landlord determines in good faith to be reasonable and standard, including replacement of Building standard lights, bulbs and tubes.

4. Electrical Service. Subject to the limitation of this Paragraph 4, furnish electrical service to the Premises, including providing and installing all Building standard replacement lighting tubes. If Tenant uses more electrical power than Landlord in good faith considers reasonable or normal for office use, Tenant will pay Landlord on a monthly basis the cost of such excess power consumed by Tenant. Consumption will be determined, at Landlord’s election, either (a) by a survey performed by a reputable consultant selected by Landlord, or (b) through separate meters or submeters installed, maintained and read by Landlord at Tenant’s cost. For purposes of this Paragraph 4 only, “month” and “monthly” shall mean any billing period used by the utility or other power provider supplying electricity. All installations of electrical fixtures, appliances and equipment within the Premises shall be subject to Landlord’s prior approval, and if they affect the temperature or humidity otherwise maintained, Landlord may, at Tenant’s sole cost and expense (to be paid within (30) days after delivery of written demand supported by invoices or other reasonably satisfactory evidence), install supplemental air conditioning units. Tenant’s use of electricity shall never exceed Tenant’s share of the capacity of existing feeders to the Building or of the risers, wiring installations and transformers serving

EXHIBIT F

the floor(s) containing the Premises. Landlord shall provide up to 3.5 watts per usable square foot (demand) of riser and floor panel electrical capacity averaged over the floor being serviced. Tenant shall be allocated an approximate 2.0 watts per usable square foot for power and 1.5 watts per usable square foot for lighting. Any risers or wiring necessary to meet Tenant’s excess electrical requirements will be installed by Landlord on Tenant’s request, at Tenant’s sole cost and expense (to be paid in advance), but only if in Landlord’s good faith belief they are necessary and will not cause damage to the Building or a dangerous condition, entail excessive or unreasonable alterations, repairs or expense, or disturb other occupants.

5. Water. Provide toilet facilities, water for lavatory and toilet purposes, cold water for drinking and tepid water for lavatory purposes, all at points of supply provided for general use of tenants in the Building through fixtures installed by Landlord or by Tenant with Landlord’s consent.

6. Janitorial. Provide janitorial service to the Premises on business days and other cleaning services as Landlord determines to be reasonably required. Tenant will pay Landlord the full cost attributable to any extraordinary janitorial or cleaning services which the Premises may require.

7. Maintenance of Non-Building Standard Items. Maintenance and service costs necessary for non-building standard items in the Premises shall be the responsibility of Tenant. As used in this paragraph, non-building standard items shall include, without limitation, heat pumps, condenser pumps, sinks and associated drain pipes, faucets, hot water heaters, garbage disposals, dishwashers, refrigerators, ice makers, air conditioning units, projection screens and associated wiring and switching, incandescent downlight or wallwash fixtures and lamps, floor electrical outlets and power poles.

8. Security Services. Provide Building security personnel twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year and a card access system which allows access to individual office floors twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, all of which shall be provided by Landlord in its sole and absolute discretion. Notwithstanding Landlord’s providing security, Tenant waives any claim against Landlord with respect to any loss by theft or any other damage suffered or incurred by Tenant in connection with any entry into the Premises or any other breach of security with respect to the Premises or the Building, except due to the gross negligence or willful misconduct of Landlord.

Landlord reserves the right to adopt reasonably, nondiscriminatory modifications and additions to these standards, which Landlord shall promptly deliver to Tenant in writing.

.

EXHIBIT F

EXHIBIT G

601 GATEWAY BOULEVARD

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank acceptable to the Landlord; all letters of credit should: (i) be issued (not advised) by a San Francisco bank; or (ii) if issued by a non-San Francisco bank, include the standard language specified herein for presentation by facsimile, or (iii) be both from a San Francisco bank and allow facsimile presentation.).

, 200__

Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [INSERT TENANT NAME], a [PLEASE PROVIDE], the aggregate amount of              and              Dollars ($            ).

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by

,
a California general partnership

By:	Boston Properties LLC,
a Delaware limited liability company,
its managing general partner

By:	Boston Properties Limited Partnership,
a Delaware limited partnership,
its managing member

By:	Boston Properties, Inc.,
a Delaware corporation,
its sole general partner

EXHIBIT G

By:
Name:
Title:
Date:

(“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by a representative of Beneficiary, certifying that such moneys are due and owing to Beneficiary.

This Letter of Credit is transferable in its entirety. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank.

We hereby agree with you that if drafts are presented to the [bank name] under this Letter of Credit at or prior to 11:00 a.m.              time, on a business day, and provided that such drafts presented conform to the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the succeeding business day. If drafts are presented to [bank name] under this Letter of Credit after 11:00 a.m.              time, on a business day, and provided that such drafts conform with the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the second succeeding business day. As used in this Letter of Credit, “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of California are authorized or required by law to close. If the expiration date for this Letter of Credit shall ever fall on a day which is not a business day then such expiration date shall automatically be extended to the date which is the next business day.

We hereby engage with you that drafts drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored by us if presented at our offices located at                      attention:                      (or at such other office of the bank as to which you have received written notice from us by registered mail, courier service or hand delivery, as being the applicable such address) on or before the then current expiration date. We agree to notify you in writing by registered mail, courier service or hand delivery, of any change in such address.

Presentation of a drawing under this Letter of Credit may be made on or prior to the then current expiration date hereof by hand delivery, courier service, overnight mail, or facsimile. Presentation by facsimile transmission shall be by transmission of the above required sight draft drawn on us together with this Letter of Credit to our facsimile number, (            )              attention: the manager, standby letter of credit department, with telephonic confirmation of our receipt of such facsimile transmission at our telephone number (            )              or to such other facsimile or telephone numbers, as to which you have received written notice from us as being the applicable such number). We agree to notify you in writing, by registered mail, courier service or hand delivery, of any change in such direction. Any facsimile presentation pursuant to this paragraph shall also state thereon that the original of such sight draft and Letter of Credit are being remitted, for delivery on the next business day, to [bank name] at the applicable address for presentment pursuant to the paragraph preceding this one.

EXHIBIT G

This Letter of Credit shall expire on                     .

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed. (FINAL EXPIRATION DATE NOT LESS THAN 30 DAYS FOLLOWING LEASE EXPIRATION DATE)

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours, Name of Issuing Bank)

By:

EXHIBIT G